EXHIBIT 10.2

VALUEVISION MEDIA, INC.

OMNIBUS STOCK PLAN

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

Full Name of Optionee: John D. Buck
No. of Shares Covered: 1,000,000	Date of Grant: 08/25/2008
Exercise Price Per Share: $2. 36, $6.00 and $7.00 as noted below	Expiration Date: 08/25/2018

Exercise Schedule:

	Exercise	No. of Shares As to Which Option
Vesting Date	Price	Becomes Exercisable as of Such Date

8/25/2009	$2.36	250,000
25th day of each month from September 2009 through July 2011	$2.36	239,614 in 23 equal installments of 10,418
8/25/2011	$2.36	10,386
8/25/2009	$6.00	125,000
25th day of each month from September 2009 through July 2011	$6.00	119,830 in 23 equal installments of 5,210
8/25/2011	$6.00	5,170
8/25/2009	$7.00	125,000
25th day of each month from September 2009 through July 2011	$7.00	119,830 in 23 equal installments of 5,210
8/25/2011	$7.00	5,170

This is a NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) between ValueVision Media, Inc., a Minnesota corporation (the “Company”), and the Optionee identified above (the “Optionee”), effective as of the date of grant specified above.

RECITALS

A. The Company maintains the ValueVision Media, Inc. 2001 and 2004 Omnibus Stock Plan (the “Plan”).

B.  The Company has appointed a committee (the “Committee”) with the authority to determine the awards to be granted under the Plan, and the Board has maintained the authority to exercise the powers and duties of the Committee at its discretion.

C. The Company and the Employee have entered into a letter agreement dated August 25, 2008 (the “Letter Agreement”), and the Letter Agreement provides for the granting of certain stock options to Optionee under the Plan.

D.  The Committee or its designee has determined that the Optionee is eligible to receive an award under the Plan in the form of a Stock Option (the “Option”), covering shares of Company Common Stock (“Shares”) as provided in the Letter Agreement and has set the terms and conditions thereof.

E. Any capitalized term used herein which is defined in the Plan has the same meaning as set forth therein.

This Option is issued to the Optionee under the terms and conditions set by the Committee as follows:

TERMS AND CONDITIONS

1. Grant. The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement on the terms and conditions set forth herein.

2. Exercise Price. The price to the Optionee of each Share subject to this Option shall be the Exercise Price specified on the first page of this Agreement.

3. Non-Qualified Stock Option. This Option is intended to be a non-qualified stock option and not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision.

4. Exercise Schedule. Except as provided in Section 8, this Option may be exercised in accordance with the Exercise Schedule set forth on the first page of this Agreement. The Exercise Schedule is cumulative – that is, if this Option has not expired prior thereto, the Optionee may at any time purchase all or any portion of the Shares then available under the Exercise Schedule to the extent not previously purchased; provided, that Shares will continue to vest under the Exercise Schedule only if the Optionee continues to be an employee of the Company or an Affiliate. This Option may be exercised on an accelerated basis (notwithstanding the Exercise Schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5. Expiration. The right to exercise this Option with respect to the shares covered hereunder shall expire at 4:00 p.m. Central Time on the earliest of:

(a) The expiration date specified at the beginning of this Agreement for the applicable portion of the covered shares;

(b) The last day of the period as of or following the termination of Optionee as an employee of the Company or an Affiliate and as a director of the Company (a “Director”), during which this Option can be exercised (as specified in Section 7 hereof); or

(c) The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.

In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6. Procedure to Exercise Option.

Notice of Exercise. Subject to the terms and conditions of this Agreement, this Option may be exercised by delivering advance written notice of exercise to the Company at its headquarters in the form attached to this Agreement or a similar form containing substantially the same information and addressed or delivered to an authorized Company representative. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising this Option. If the person exercising this Option is not the Optionee, he or she also must submit appropriate proof of his or her right to exercise this Option.

Tender of Payment. Any notice of exercise hereunder shall be accompanied by payment (by cash, check, bank draft or money order payable to the Company) of the full purchase price of the Shares being purchased; to the extent permitted by law and the Plan, an Optionee may instead pay any portion of the purchase price with previously owned Shares, or also simultaneously exercise an Option and sell the Shares thereby acquired pursuant to a brokerage or similar relationship so long as the cash proceeds from the sale are used promptly as payment of the purchase price of those Shares and the Company has received adequate assurances thereof. Notwithstanding the foregoing, the Optionee will not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such a manner could have an adverse financial accounting consequence for the Company.

Delivery of Certificates. As soon as practicable after the Company receives a properly executed notice and the purchase price provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any law, rule or regulation as the Company shall determine to be necessary or desirable.

7. Requirements for Exercise. This Option may be exercised only while the Optionee remains employed with the Company or an Affiliate or is serving as a consultant of the Company or an Affiliate or as a Director, and only if the Optionee has been continuously in one or more such relationships with the Company or an Affiliate, as the case may be; provided that:

(a) The Optionee may exercise this Option during the twelve (12) month period following termination of his or her employment with the Company or an Affiliate and his status as a Director, but only to the extent that it was exercisable immediately prior to termination as an employee or as a result of acceleration pursuant to Section 8, and only if the Optionee’s employment was not terminated for Cause (as defined in the Letter Agreement).

(b) Subject to Section 8, if the Optionee ceases to be employed by the Company or an Affiliate and ceases to be a Director after a declaration of a Fundamental Change made pursuant to Section 8 of this Agreement, he or she may exercise the Option at any time permitted by such declaration.

Notwithstanding the above, this Option may not be exercised after its original Expiration Date provided above.

8. Acceleration of Option.

Certain Employment Events On or Before First Anniversary. If, on or before the first anniversary of the date of this Option Agreement, (i) the Company terminates Optionee’s employment, other than a termination for Cause (as defined in the Letter Agreement), (ii) the Optionee terminates his employment for Good Reason (as defined below), or (iii) Keith Stewart is appointed as Chief Executive Officer of the Company, then in any such event this Option may, at the discretion of the Optionee, be exercised with respect to the first 50% of the Shares (notwithstanding the Exercise Schedule).

Event. If an Event (as defined in the Plan) shall have occurred, then this Option may, at the discretion of the Optionee, be exercised in full (notwithstanding the Exercise Schedule).

Fundamental Change. At least 10 days prior to a Fundamental Change, the Committee may, but shall not be obligated to declare, and provide written notice to the Optionee of the declaration, that this Option shall be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change (unless it is exercised prior to the Fundamental Change) in exchange for payment to the Optionee, within ten days after the Fundamental Change, of cash equal to the amount, for each Share covered by the canceled Option, by which the event proceeds per share (as defined below) exceeds the exercise price per Share covered by this Option. This Option may be exercised in full (notwithstanding the Exercise Schedule) at any time at the discretion of the Optionee following such declaration by the Committee or, if no such declaration is made by the Committee, at any time after formal notification of the proposed Fundamental Change has been given to the Company’s shareholders, and in any event prior to the time of cancellation of this Option. This Option, to the extent it has not been exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration, and this Agreement shall terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this paragraph.

In the case of a Fundamental Change that consists of the merger or consolidation of the Company with or into any other corporation or statutory share exchange, the Committee, in lieu of the declaration above, may make appropriate provision for the protection of this Option by the substitution, in lieu of this Option, of an option to purchase appropriate voting common stock or appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation.

For purposes of the preceding paragraphs, the “event proceeds per share” is the cash plus the value (as determined by the Committee) of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change.

Good Reason. “Good Reason” hereunder shall mean the occurrence of any one of the following events:

(i) Optionee is impacted by a mandatory relocation of Optionee’s principal place of employment to a location more than 50 miles from Optionee’s current office location;

(ii) The Company materially reduces Optionee’s total compensation opportunity (excluding equity) (unless part of an across-the-board compensation opportunity or benefit plan reduction applicable on a similar basis to all other senior executive officers of the Company and, in that event, provided that such reduction does not exceed 5% of Optionee’s total compensation opportunity);

(iii) The Company materially breaches its obligations to pay the Optionee, unless the failure to pay is a result of a good faith dispute between the Company and the Optionee; or

(iv) The Company substantially diminishes the duties, responsibilities or title of the Optionee such that the position held is no longer the Chief Executive Officer;

provided that such event shall constitute Good Reason only if Optionee (A) continues to satisfactorily perform job duties as assigned and continues in employment through the date established by Optionee as his last day of employment; (B) provides the Company written notice (in the case of a Good Reason resignation), within one month after the initial existence of Good Reason, that details the facts showing that Good Reason exists and includes a proposed last day of employment within 60 days after the initial existence of Good Reason. The Company shall have thirty (30) days following receipt of this notice to correct the occurrence; and only if the Company fails to correct the occurrence does Good Reason exist; (C) returns to the Company, no later than the last day of employment, all Company property in the Optionee’s possession; and (D) complies with the terms of any non-compete, confidentiality, invention or other written agreements contained in this Agreement or otherwise applicable to Optionee.

Good Reason shall not include any occurrence in this Section 8 of which Optionee has consented in writing stating specifically that such occurrence shall not constitute Good Reason for purposes of this Section 8 or of which Optionee had actual knowledge for at least two calendar months and did not give a notice described above with respect to the occurrence.

9. Limitation on Transfer. Except as provided in this Section 9, while the Optionee is alive, only the Optionee or the Optionee’s guardian or legal representative may exercise this Option. This Option may not be sold, assigned, transferred, exchanged or otherwise encumbered other than to a Successor in the event of a Participant’s death or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder, and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Notwithstanding the foregoing, this Option shall be transferable to a Transferee if the Optionee does not receive any consideration for the transfer. The Option, if held by a Transferee, will continue to be subject to the same terms and conditions that were applicable to this Option immediately before the transfer thereof to the Transferee. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, shall be null and void.

10. No Shareholder Rights Before Exercise. No person shall have any of the rights of a shareholder of the Company with respect to any Share subject to this Option until the Share actually is issued to the Optionee upon exercise of this Option.

11. Discretionary Adjustment. The Committee will make appropriate adjustments in the number of Shares subject to this Option and in the purchase price per Share to give effect to any adjustments made in the number and type of outstanding Shares through a Fundamental Change, recapitalization, reclassification, stock combination, stock dividend, stock split or other relevant change; provided, that fractional Shares shall be rounded to the nearest whole Share.

12. Tax Withholding.

General Rule. The Company or an Affiliate may require, upon the exercise of this Option, the person exercising this Option shall, upon exercise and demand by the Company or Affiliate, promptly pay in cash such amount as is necessary to satisfy any required withholding taxes prior to receipt of such Shares; provided that, in lieu of all or any part of such cash payment, the Committee may, in its sole discretion, allow the person exercising this Option to cover all or any part of the required withholdings, through a reduction of the number of Shares delivered or through a subsequent return to the Company of Shares delivered, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

Committee Approval; Revocation. The Committee may approve an election under this section to reduce the number of Shares delivered in advance, but the approval is subject to revocation by the Committee at any time. Once the person exercising this Option makes such an election, he or she may not revoke it.

Exception. Notwithstanding the foregoing, the Optionee who tenders previously owned Shares to the Company in payment of the purchase price of Shares in connection with an option exercise may also tender previously owned Shares to the Company in satisfaction of any tax withholding obligations in connection with such option exercise without regard to the specified time periods set forth above for insiders. If the Company or an Affiliate is required to withhold any taxes, upon the exercise of this Option, the person exercising this Option shall, upon exercise and demand by the Company or Affiliate, promptly pay in cash such amount as is necessary to satisfy such requirement.

13. Forfeitures. If the Committee determines that the Optionee (a) has violated the “Non-Competition” provisions of the Letter Agreement during the term of the Employment Agreement or during the twelve month Non-Competition Period following the date of termination of Optionee’s employment, as defined in the Letter Agreement, (b) has committed a material violation of any applicable written policies of the Company or any of its Affiliates or any provision of a written employment agreement between Optionee and the Company or any of it Affiliates during the period he was employed by the Company or its Affiliates, (c) has engaged in conduct reflecting dishonesty or disloyalty to the Company or any of its Affiliates during the period he was employed by the Company or its Affiliates; or (d) the Optionee’s employment with the Company (or an Affiliate of the Company) was terminated for Cause, then, and in each event, the Company, by action of the Committee, will have the right and option (the “Forfeiture Rights”) (x) to terminate this Option prior to exercise, and (y) to the extent that Optionee has exercised the Option prior to the date of such determination by the Committee, to require that the Option return or forfeit the Shares or the economic value of the Shares as of the date of such exercise, payable by the Optionee in cash. The Company shall be entitled to set off any such cash amount against any amount owed to the Optionee by the Company.

The decision to exercise the Company’s Forfeiture Rights under this Section 13 will be based solely on the judgment of the Committee, in its sole and complete discretion, given the facts and circumstances of each particular case. The Forfeiture Rights may be exercised by the Committee within 90 days after the Committee’s discovery of an occurrence that entitles it to exercise its Forfeiture Rights (but in no event later than six months after the Optionee’s termination of employment with the Company or its Affiliates). The Forfeiture Rights will be deemed to be exercised effective immediately upon the Company’s mailing written notice of such exercise postage prepaid, addressed to the Optionee at the Optionee’s most recent home address as shown on the personnel records of the Company.

14. Definition of “Cause”. For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in the Letter Agreement.

15. Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. If there is any inconsistency between the provisions of this Agreement and the Letter Agreement, the provisions of this Agreement shall govern. Any capitalized term used herein which is defined in the Plan has the same meaning as set forth therein.

16. Discontinuance of Employment. This Agreement shall not give the Optionee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Optionee may terminate his or her employment and otherwise deal with the Optionee without regard to the effect it may have upon him or her under this Agreement.

17. Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

18. Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

19. Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Optionee and the Company have executed this Agreement effective as of the 25th day of August, 2008.

VALUEVISION MEDIA, INC.	OPTIONEE

By:

Name:	Name:

Its:

Date:________________

VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344

Attention: Secretary

Ladies and Gentlemen:

I hereby exercise the following option (the “Option”) granted to me under the ValueVision Media, Inc. 2004 Omnibus Stock Plan (the “Plan”) with respect to the number of shares of Common Stock (“Shares”) of ValueVision Media, Inc. (the “Company”), indicated below:

Name:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is Hereby Exercised:

Total Exercise Price:

Enclosed with this letter is cash, a check, bank draft or money order payable to the Company in the amount of the Total Exercise Price.
Enclosed with this letter is a certificate for my previously owned shares owned Shares, together with a separate assignment to the Company of a number of Shares equal in value to the amount of the Total Exercise
Price.
I hereby agree to pay the Total Exercise Price within five
business days of the date hereof and, as stated in the
attached Broker’s Letter, I have delivered irrevocable
instructions to      to
promptly deliver to the Company the amount of sale or loan
proceeds from the Shares to be issued pursuant to this
exercise necessary to satisfy my obligation hereunder to pay the Total Exercise Price.

I agree that I will pay any required withholding taxes in connection with this exercise as provided in the Plan.

Please issue a certificate (the “Certificate”) for the number of Shares with respect to which the Option is being exercised in the name of the person indicated below and deliver the Certificate to the address indicated below:

Name in Which to Issue Certificate:
Address to Which Certificate
Should be Delivered:

Principal Mailing Address for
Holder of the Certificate (if
different from above):

Very truly yours,

Signature

Name, please print

Social Security Number

Date:__________________

VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344

Attention: Secretary

Ladies and Gentlemen:

Name of Optionee:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is to be Exercised:

Total Exercise Price:

The above Optionee has requested that we finance the exercise of the above Option to purchase shares of common stock, par value $.01 per share, of ValueVision Media, Inc. (the “Company”) and has given us irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds from such shares to be issued pursuant to such exercise to satisfy the Optionee’s obligation to pay the Total Exercise Price.

Very truly yours,

Broker Name

By